Item 2 Exhibit 4



                    [FIRST] SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of ________ __, 1997, between ASC East, Inc., a Maine corporation (the "Company") and United States Trust Company of New York, a New York banking corporation, as trustee under the Indenture referred to below (the "Trustee").


                                W I T N E S S E T H:


                    WHEREAS, pursuant to the Indenture (the "Original Indenture"), dated as of June 28, 1996 between ASC East, Inc. and the Trustee, the Company duly issued its 12% Senior Subordinated Notes Due 2006 (the "Securities"), in the aggregate principal amount of $120 million;

                    [WHEREAS, the Original Indenture has been supplemented by the First Supplemental Indenture dated as of _________________ among ASC East, Inc., the Company and the Trustee and the Second Supplemental Indenture dated as of _________________ between the Company and the Trustee (as so supplemented, the "Indenture");]

                    [WHEREAS, in accordance with the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Securities to certain amendments to the Indenture;]

                    NOW,  THEREFORE,  for  and  in  consideration  of   the
          premises, it is mutually covenanted and agreed for the benefit of all Holders of the Securities as follows:

                    SECTION 1. (a) (i) The definition of "Permitted Holders" in Section 1.01 is hereby amended by deleting the definition in its entirety and substituting the following therefor:

                    "Permitted Holders" means (i) Leslie B. Otten (or, in the event of his incompetence or death, his estate and his estate's heirs, executor, administrator, committee or other representative (collectively, "Heirs")), (ii) any Person in which Leslie B. Otten and his Heirs, directly or indirectly, (A) have an 80% controlling interest, or (B) own Capital Stock having voting power to elect at least a majority of the Board of Directors of such Person and (iii) any Person with a class of stock registered under Section 12(b) or Section 12(g) of the Exchange Act in which Leslie B. Otten and his Heirs, directly or indirectly, own Capital Stock representing an aggregate of at least 25% of the combined voting power of all outstanding Capital Stock of such Person.

                    SECTION 2. The Trustee accepts this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

                    SECTION 3. The Indenture, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

                    SECTION 4. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee shall have no liability or responsibility for their correctness.

                    SECTION 5. This Supplemental Indenture shall become effective upon the execution and delivery hereof by the Company and the Trustee.

                    SECTION 6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                               [PAGE]

                    SECTION 7. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                    SECTION 8. Capitalized terms not otherwise defined herein are defined as set forth in the Indenture.

                    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.


                                             ASC EAST, INC.



                                             By:___________________________
                                                Name:
                                                Title:



                                             UNITED STATES TRUST COMPANY OF
                                             NEW YORK, Trustee




                                             By:___________________________
                                                Name:
                                                Title:



















































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